Exhibit No. 99.1
SONICWALL BOARD OF DIRECTORS ELECTS NEW CHAIRMAN
SUNNYVALE, Calif. — June 13, 2006 — SonicWALL, Inc. (Nasdaq: SNWL) today announced that its Board of Directors elected John C. Shoemaker as chairman of the board at a meeting on June 9, 2006, immediately following the Annual Meeting of Shareholders.
John Shoemaker, a former executive vice president at Sun Microsystems, joined the Board of Directors of SonicWALL, Inc. in July 2004. He succeeds Charles D. Kissner, chairman of the board since March 2003, who remains on the board as chair of its corporate governance and nominations committee. At the same meeting, the board reappointed Edward F. Thompson as chair of its audit committee and David W. Garrison as chair of its compensation committee. The board also appointed Cary H. Thompson as chair of the strategic planning committee.
About SonicWALL
Founded in 1991, SonicWALL, Inc. designs, develops and manufactures comprehensive network security, secure remote access, email security and continuous data protection solutions. SonicWALL is a recognized global leader in the small and medium business markets and its solutions are deployed in distributed enterprise environments, government, retail point-of-sale and healthcare segments as well as through service providers. For more information, contact SonicWALL at +1-408-745-9600 or visit the company web site at http://www.sonicwall.com/.
For Additional Information Contact:
Denise Franklin
SonicWALL, Inc.
+1 (408) 752-7907
dfranklin@sonicwall.com
NOTE: SonicWALL is a registered trademark of SonicWALL, Inc. Other product and company names mentioned herein may be trademarks and/or registered trademarks of their respective companies.